Exhibit 15.2

For Immediate Release

Editorial Contacts:

Joe Greenhalgh, Vice President, Investor Relations – USA (510) 713-4430

Ben Starkie, Public Relations Manager – Europe +41-(0) 21-863-5195

Nancy Morrison, Director, Corporate Communications – USA (510) 713-4948

Logitech Announces Final Q2 Financial Results

FREMONT, Calif., Oct. 29, 2007 and ROMANEL-SUR-MORGES, Switzerland, Oct. 30, 2007 — Logitech International (SWX: LOGN) (Nasdaq: LOGI) today announced final financial results for the second quarter of Fiscal Year 2008, updating the Company’s Oct. 17, 2007 announcement.

Consistent with the range in the previous announcement, the Company recorded an impairment loss of $67.4 million on the value of its short-term investment portfolio as of September 30, 2007. As a result, net income for Q2 FY 2008 was $12 million ($0.06 per share). Excluding this charge, non-GAAP net income for the quarter was $79 million ($0.42 per share), compared to $49 million ($0.26 per share) in Q2 FY 2007.

Subsequent to quarter end, the Company sold, at par, fifty per cent of each of the securities in the portfolio. As a result, the Company will recover half of the loss and will record it as a gain of $33.7 million in the Q3 FY 2008 income statement under Other Income. The sale was part of a confidential settlement agreement and the sale price is not necessarily indicative of current market prices or fair value for the securities.

About Logitech

Logitech is a world leader in personal peripherals, driving innovation in PC navigation, Internet communications, digital music, home-entertainment control, gaming and wireless devices. Founded in 1981, Logitech International is a Swiss public company traded on the SWX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI).

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Logitech, the Logitech logo, and other Logitech marks are registered in the United States and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s Web site at www.logitech.com.

(LOGI - IR)

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

	Quarter Ended September 30,
CONSOLIDATED STATEMENTS OF INCOME	2007	2006
Net sales	$595,490	$502,041
Cost of goods sold	379,536	329,076

Gross profit	215,954	172,965

% of net sales	36.3%	34.5%
Operating expenses:
Marketing and selling	76,463	70,445
Research and development	30,939	26,118
General and administrative	28,149	24,225

Total operating expenses	135,551	120,788

Operating income	80,403	52,177
Interest income, net	3,925	1,930
Other income (expense), net	(65,023)	1,107

Income before income taxes	19,305	55,214
Provision for income taxes	7,743	6,010

Net income	$11,562	$49,204

Shares used to compute net income per share:
Basic	181,459	182,502
Diluted	188,293	190,276
Net income per share:
Basic	$0.06	$0.27
Diluted	$0.06	$0.26

Other income (expense), net for the quarter ended September 30, 2007 includes an impairment loss of $67.4 million related to the decline in fair value of short-term investments.

Subsequent to the balance sheet date, the Company sold, at par, 50% of each of its short-term investments and as a result recovered 50% of the loss or $33.7 million during the third quarter. The sale was part of a confidential settlement agreement and the sale price is not necessarily indicative of current market prices or fair value for the securities.

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

	Six Months Ended September 30,
CONSOLIDATED STATEMENTS OF INCOME	2007	2006
Net sales	$1,025,027	$895,323
Cost of goods sold	664,287	601,446

Gross profit	360,740	293,877

% of net sales	35.2%	32.8%
Operating expenses:
Marketing and selling	141,250	121,643
Research and development	59,704	51,046
General and administrative	55,471	45,220

Total operating expenses	256,425	217,909

Operating income	104,315	75,968
Interest income, net	7,463	3,476
Other income (expense), net	(63,704)	9,838

Income before income taxes	48,074	89,282
Provision for income taxes	10,958	9,931

Net income	$37,116	$79,351

Shares used to compute net income per share:
Basic	181,630	182,575
Diluted	188,699	190,466
Net income per share:
Basic	$0.20	$0.43
Diluted	$0.20	$0.42

Other income (expense), net for the six months ended September 30, 2007 includes an impairment loss of $67.4 million related to the decline in fair value of short-term investments.

Subsequent to the balance sheet date, the Company sold, at par, 50% of each of its short-term investments and as a result recovered 50% of the loss or $33.7 million during the third quarter. The sale was part of a confidential settlement agreement and the sale price is not necessarily indicative of current market prices or fair value for the securities.

LOGITECH INTERNATIONAL S.A.

(In thousands) - Unaudited

CONSOLIDATED BALANCE SHEETS	September 30, 2007	March 31, 2007	September 30, 2006
Current assets
Cash and cash equivalents	$265,388	$196,197	$149,831
Short term investments	101,181	214,625	95,000
Accounts receivable	425,052	310,377	397,198
Inventories	263,396	217,964	258,417
Other current assets	62,437	68,257	56,599

Total current assets	1,117,454	1,007,420	957,045
Investments	14	14	11,968
Property, plant and equipment	97,414	87,054	84,962
Intangible assets
Goodwill	186,577	179,991	136,523
Other intangible assets	16,484	18,920	9,270
Other assets	32,932	34,064	26,507

Total assets	$1,450,875	$1,327,463	$1,226,275

Current liabilities
Short-term debt	$—	$11,856	$12,322
Accounts payable	340,786	218,129	278,870
Accrued liabilities	161,613	235,080	181,207

Total current liabilities	502,399	465,065	472,399
Other liabilities	99,505	17,874	12,389

Total liabilities	601,904	482,939	484,788
Shareholders’ equity	848,971	844,524	741,487

Total liabilities and shareholders’ equity	$1,450,875	$1,327,463	$1,226,275

LOGITECH INTERNATIONAL S.A.

(In thousands) - Unaudited

SUPPLEMENTAL FINANCIAL INFORMATION	Quarter Ended September 30	Six Months Ended September 30
Reconciliation of GAAP to non-GAAP Financial Measures	2007	2007
GAAP net income	$11,562	$37,116
Adjustments:
Impairment loss on short-term investments	67,419	67,419

Non-GAAP net income	$78,981	$104,535

GAAP net income per share:
Basic	$0.06	$0.20
Diluted	$0.06	$0.20
Impairment loss on short-term investments per share
Basic	$0.38	$0.38
Diluted	$0.36	$0.36
Non-GAAP net income per share:
Basic	$0.44	$0.58
Diluted	$0.42	$0.56

We sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules. The adjustments between the GAAP and non-GAAP financial measures presented above consist of the impairment loss related to an other-than-temporary decline in fair value of short-term investments during the quarter ended September 30, 2007. There were no adjustments to our GAAP net income during the three and six months ended September 30, 2006 and accordingly our financial results for those periods are presented in the accompanying earnings release on a GAAP basis only. Our management uses these non-GAAP measures in its financial and operational decision-making. Our management believes these non-GAAP measures, when considered in conjunction with the corresponding GAAP measures, facilitate better comparison by our investors of our current period results with corresponding prior periods.

LOGITECH INTERNATIONAL S.A.

(In thousands) - Unaudited

	Quarter Ended September 30		Six Months Ended September 30
SUPPLEMENTAL FINANCIAL INFORMATION	2007	2006	2007	2006
Depreciation	$11,176	$8,765	$20,002	$16,266
Amortization of other acquisition-related intangibles	1,219	952	2,437	1,905
Operating income	80,403	52,177	104,315	75,968
Operating income before depreciation and amortization	92,798	61,894	126,754	94,139
Capital expenditures	9,945	12,309	29,917	26,058
Net sales by channel:
Retail	$518,441	$446,932	$887,668	$788,048
OEM	77,049	55,109	137,359	107,275

Total net sales	$595,490	$502,041	$1,025,027	$895,323

Net sales by product family:
Retail - Pointing Devices	$155,490	$136,796	$265,143	$232,819
Retail - Keyboards & Desktops	114,500	85,087	196,089	152,313
Retail - Video	64,469	87,726	111,744	163,652
Retail - Audio	123,628	89,723	216,694	156,628
Retail - Gaming	35,726	30,831	57,928	50,348
Retail - Remotes	24,628	16,769	40,070	32,288
OEM	77,049	55,109	137,359	107,275

Total net sales	$595,490	$502,041	$1,025,027	$895,323

Stock-based Compensation Expense for	Quarter Ended September 30		Six Months Ended September 30
Employee Stock Options and Employee Stock Purchases	2007	2006	2007	2006
Cost of goods sold	$636	$731	$1,340	$1,449
Marketing and selling	1,699	1,910	3,645	3,761
Research and development	741	819	1,507	1,606
General and administration	1,415	1,766	3,443	3,536
Income tax benefit	(1,662)	(1,113)	(2,631)	(2,031)

Total stock-based compensation expense after income taxes	$2,829	$4,113	$7,304	$8,321

Stock-based compensation expense for employee stock options and employee stock purchases, net of tax, per share (diluted)	$0.02	$0.02	$0.04	$0.04